Exhibit 10.29
July 16, 2009
Peter Devlin
65 Walnut Avenue
Andover, MA 01810
Dear Peter:
Insulet Corporation (“Insulet” or the “Company”) is pleased to offer you the full-time position of Chief Commercial Officer, reporting directly to Duane DeSisto, President and CEO. We are excited about the prospect of you joining our team and look forward to the addition of your professionalism and experience to help the Company achieve its goals. You are scheduled to begin your employment with the Company on August 17, 2009.
Your base compensation will be $275,000 per year. You will be paid $10,576.92 biweekly in accordance with the Company’s normal payroll practices as established or modified from time to time. In addition, the company will pay you a signing bonus of $40,000 which will be paid in the second payroll cycle after your start date and is considered taxable income. You will participate in the Company’s Executive Incentive Compensation Program with a target bonus of 50% of your 2009 base compensation. You will participate as a Covered Executive in the Company’s Amended and Restated Executive Severance Plan.
This offer of employment is contingent upon the satisfactory completion of background checks.
You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: comprehensive medical, prescription drug, and dental insurance coverage, with 80% of premiums paid for you and your dependents; Company-paid life insurance coverage at two times your annualized salary; 401(k) plan; paid holidays and vacation time which will accrue at three weeks per year, per Company policy. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you.
Subject to approval of the Company’s Board of Directors, you will be granted the option to purchase 180,000 shares of Company common stock, at a purchase price equal to the fair market value as of the date of the grant. The date of the grant is typically the date of the next regularly scheduled Board of Directors meeting occurring after your start date. Prior to the grant date, the number of options may be adjusted to reflect a stock split or other similar transaction. This grant will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company’s Stock Option and Incentive Plan, which will include, among other things, a vesting schedule.
Insulet’s normal business hours are 8:00am to 5:00pm, Monday through Friday. Your schedule may vary based on your job responsibilities. This position is salary exempt and may include travel and hours greater than a forty hour per-week work schedule. You will be reimbursed for normal travel and lodging expenses outside of the local Bedford, Massachusetts area.
The Company also requires you to verify that the performance of your position at Insulet does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers which are in conflict with your obligations to Insulet). You will be required to sign the Company’s standard Proprietary Information and Non-Competition Agreements as a condition of your employment with the Company. A copy of these agreements will be made available to you prior to your employment start date.
Also, please bring with you, for the purpose of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States on your first day of employment. This verification must occur by the third day of your employment.
We look forward to having you join Insulet. We hope you will be a very valuable contributor to our team going forward. Please provide a response within 2 days acknowledging that you have accepted this offer of employment.

Sincerely,
/s/ Duane DeSisto
Duane DeSisto
Chief Executive Officer

Accepted:
/s/ Peter Devlin
Peter Devlin